EXHIBIT 99.15

                                 AMENDMENT NO. 1

                                     TO THE

                 DECEMBER 16, 2003 STOCK OPTION AWARD AGREEMENT
                                (AWARD NUMBER 1)

      THIS FIRST AMENDMENT AGREEMENT (the "Agreement") TO THE DECEMBER 16, 2003 STOCK OPTION AWARD AGREEMENT (the "Option Agreement") is made by and between CRDENTIA CORP., a Delaware corporation (the "Company"), and THOMAS H. HERMAN (the "Holder").

      WHEREAS, the Holder has been granted an option to acquire 100,000 shares of common stock of the Company at an exercise price of $0.96 per share pursuant to the Option Agreement;

      WHEREAS, the Company and the Holder wish to amend the Option Agreement;
and

      WHEREAS, the Company and the Holder agree to the amendment of the Option Agreement as provided herein on the terms and conditions contained herein.

      NOW, THEREFORE, it is agreed as follows:

      1. The Holder acknowledges that he has reviewed this Agreement in full.

      2. Section 20 of the Option Agreement is amended and restated in its entirety as follows:

      "20. Corporate Transactions.

            (a) Termination of Option to Extent Not Assumed in Corporate Transaction. Effective upon the consummation of a Corporate Transaction, the Option shall terminate. However, the Option shall not terminate to the extent it is Assumed in connection with the Corporate Transaction.

            (b) Acceleration of Option Upon Corporate Transaction. In the event of a Corporate Transaction and irrespective of whether the Option is Assumed or Replaced, the Option automatically shall become fully vested and exercisable immediately prior to the specified effective date of such Corporate Transaction, for all of the Shares at the time represented by the Option, provided that the Grantee's Continuous Service has not terminated prior to such date."

      4. This Agreement shall be effective as of April 8, 2004.


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      5. The Holder represents and warrants that he has full power to enter into this Agreement.

      6. This Agreement and the Option Agreement constitute the entire agreement of the parties with respect to the subject matter hereof and supersede in their entirety all prior understandings and agreements of the Company and the Holder with respect to the subject matter hereof, and may not be modified except by means of a writing signed by the Company and the Holder. Nothing in this Agreement (except as expressly provided herein) is intended to confer any rights or remedies on any persons other than the parties. Should any provision of this Agreement be determined to be illegal or unenforceable, such provision shall be enforced to the fullest extent allowed by law and the other provisions shall nevertheless remain effective and shall remain enforceable.

      7. This Agreement shall be binding upon the Company and the Holder as well as the successors and assigns (if any) of the Company and the Holder.

      IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed and delivered on the date set forth beside such party's signature.

Dated:  April 8, 2004                   Crdentia Corp.

                                        By: /s/ James D. Durham
                                            ------------------------------------
                                            James D. Durham
                                            Chief Executive Officer


Dated: April 8, 2004                        /s/ Thomas H. Herman
                                            ------------------------------------
                                            Thomas H. Herman


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